                                                                    Exhibit 99.2

[LOGO OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED]

FOR IMMEDIATE RELEASE
CONTACT:
Jordan Darrow
Vice President, Investor Relations
PRIMUS Telecommunications Group
(212) 703-0116



PRIMUS TELECOMMUNICATIONS REPORTS 15TH CONSECUTIVE QUARTER OF RECORD REVENUE AND GROSS MARGIN

- Data/Internet Revenues Rise 255% From Prior Year and 30% From Prior Quarter
- Positive EBITDA For 7th Consecutive Quarter
- Net Loss Significantly Reduced by Extraordinary Gain of $41 Million From Debt Repurchases
- Total Year Net Revenues Increase 44% Over 1999



     McLean, Virginia -- February 8, 2001 -- PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL), a global facilities-based Total Service Provider offering an integrated portfolio of data, Internet, e-commerce, applications hosting and voice services, today announced record revenue of $310 million and gross margin of $88 million in the fourth quarter of 2000. Revenue and gross margin have now reached record levels consecutively in each of the past fifteen quarters. Data/Internet services revenue also reached a record level of $42 million in the fourth quarter and now constitutes 13% of total revenue, an increase from 11% of total revenue in the third quarter of 2000.

     "The fourth quarter concluded a year of substantial accomplishments for our Company," commented K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS. "Initially, with annual net revenues of $1.2 billion, 2000 represented our first year above the $1 billion mark - two years ahead of plan. At the beginning of 2000, we projected that we would generate $50 million of data/Internet revenues for the year. In fact, we generated $122 million of data/Internet revenues, dramatically exceeding our goal. I believe it particularly noteworthy that we were able to grow this business while keeping our percentage of SG&A (selling, general and administrative) essentially flat and generating positive EBITDA (earnings before interest, taxes, depreciation and amortization)".

     "Also during the year we deployed our Global Application-Intelligent Network-TM- (GAIN), which combines the Company's global asynchronous transfer mode and Internet protocol (ATM+IP) and application hosting centers into a cohesive, globally enhanced delivery platform. With our global network and data centers now deployed, we will focus on selling our bundle of data, Internet, hosting, applications, security and voice services to our targeted small- and medium-sized enterprise customers. The PRIMUS GAIN is structured to provide customers access to the capabilities, solutions and services that can be engineered for their specific collaboration, content and commerce application requirements.

     The momentum created by our performance in 2000, complemented by our world-class infrastructure and expanding data sales force, has us launched towards our goal to become a $2.5 billion global IP company within five years. With fourth quarter results exceeding our expectations, we are comfortable entering 2001 with the annual guidance we provided last month. Revenue is projected to grow between 8-10% in 2001. The growth should gradually increase throughout the year after the first quarter's traditional seasonality. The revenue growth will be primarily fueled by a projected 90-100% growth in our data/Internet business, gross margins are projected to be in the range of 28-30%, and EBITDA in the range of $20 to $25 million."

FOURTH QUARTER FINANCIAL RESULTS

     PRIMUS's net revenue in the fourth quarter of 2000 grew to a record high of $310 million, compared to $266 million in the fourth quarter of 1999, an increase of 17%. "Geographically, our fourth quarter net revenue in Europe increased 34% on a year-over-year basis to $93 million, North America net revenue increased 12% to $143 million, and Asia-Pacific net revenue increased 8% to $74 million," stated Neil L. Hazard, PRIMUS' Executive Vice President and Chief Financial Officer. "Our data and Internet revenues continued their dramatic growth in the fourth quarter to $42 million, which represents an increase of 255% year over year and 30% sequentially from the third quarter."

     The geographic mix of revenue in the fourth quarter was 46% North America, 30% Europe and 24% Asia Pacific. "North America increased as a percentage of the mix due in large part to growth in revenue from web hosting/design and other data services," added Mr. Hazard. "Our record revenues for the fourth quarter were achieved despite the continued strength of the U.S. dollar, which reduces our foreign currency denominated revenues. The dollar strengthened considerably in the fourth quarter against all of our foreign currencies, even compared to the record high levels set in the third quarter. Revenue for the fourth quarter would have been approximately $319 million had the third quarter 2000 exchange rates been in effect this quarter, and would have been approximately $339 million had the fourth quarter 1999 exchange rates been in effect this quarter."

     "The mix of retail revenue for the fourth quarter of 2000 was 72.2% (31.6% business and 40.6% residential). Revenues from business customers increased over $2 million reflecting PRIMUS's strategic drive to target business customers. In actual dollar terms, residential revenue was flat from the third quarter representing the impact of pricing pressure and the Company's announced goal to de-emphasize certain low growth, sub-scale voice businesses. The Carrier segment's share of the revenue was 27.8% in the fourth quarter."

     Gross margin in the fourth quarter of 2000 increased 20% year over year, reaching a record high of $88 million, compared with $73 million for the fourth quarter of 1999. As a percentage of net revenue, gross margin (which is computed after accounting for bad debt) for the fourth quarter of 2000 was 28.3%, up from 27.6% for the fourth quarter of 1999. The gross margin percentage remained essentially equal to the previous quarter primarily as a result of declining prices for voice services, offset by an increase in higher margin data services revenue.

     SG&A expenses for the fourth quarter of 2000 were $85 million, or 27.3% of net revenue, compared with $67 million, or 25.3% of net revenue, for the fourth quarter of 1999, and $83 million or 27.6% in the third quarter of 2000. The SG&A increase from the prior year reflects the impact of additional spending to grow our data and Internet business, particularly technical sales and engineering personnel staffing to ramp up the Company's managed hosting and applications services, as well as the impact of SME and Internet acquisitions.

     EBITDA for the fourth quarter of 2000 was $3.0 million, the Company's 7th consecutive quarter of positive EBITDA, compared to $6.0 million in the fourth quarter of 1999 and $2.0 million in the third quarter of 2000.

     An extraordinary gain of $41 million was realized in the fourth quarter as a result of the early extinguishment of $60 million of debt securities purchased in the open market in December 2000. Reflecting this extraordinary gain, the net loss for the fourth quarter of 2000 was $(24.2) million, or $(0.60) per basic and diluted share, compared with a net loss of $(33.2) million, or $(0.93) per basic and diluted share, for the fourth quarter of 1999. The weighted average number of basic and diluted common shares outstanding this quarter was 40.5 million compared to 35.7 million for the fourth quarter of 1999. The Company purchased additional debt securities in January 2001 and converted a portion of its 5 3/4% Convertible Subordinated Debentures to equity which will result in additional extraordinary gains in the first quarter 2001.

     FULL YEAR 2000 FINANCIAL RESULTS

     Net revenue for the year 2000 was a record $1.2 billion, compared with $833 million for the year 1999, or an increase of 44%. Gross margin also reached a record high of $338 million for 2000, compared with $208 million for 1999, an increase of 63%. As a percentage of net revenue, gross margin for 2000 was 28.2%, up from 25.0% for 1999. SG&A expenses were $330 million for the year 2000, as compared to $200 million for 1999 reflecting acquired operations and growth in personnel and selling expenses for the data and Internet business. The year 2000 marked the Company's second consecutive year of positive EBITDA at $7.8 million, compared with EBITDA of $8.6 million in 1999.

     FUNDING STATUS

     Capital expenditures during the fourth quarter of 2000 were approximately $42 million for continued network expansion, including fiber optic cable capacity, data center servers, network equipment, and back office systems. For the year 2000, the Company's capital expenditures were $194 million. PRIMUS's total investment in gross property, plant and equipment reached approximately $580 million at the end of December 2000. The Company also spent approximately $19 million cash during the fourth quarter to repurchase debt securities. The annual cash interest savings from the repurchased securities is $7 million.

     PRIMUS held cash and investments of $399 million at the end of December. "We believe that our year end level of liquidity, supplemented by the recently secured $85 million of vendor financing announced in December, should fund our business plan through the second quarter of 2002," stated Mr. Hazard. "We continue to plan capital spending at an average of $50 million per quarter during 2001 (even though actual quarter to quarter amounts may vary) for construction of our worldwide data network and data hosting centers. We are mindful of current capital market conditions and may alter this plan in the future. We continue to believe that additional vendor financing, investments from strategic partners, bank lines of credit, and private equity investments are potential sources of additional funding for the Company." The Company and/or its subsidiaries will evaluate on a continuing basis the most efficient use of the Company's capital, including investment in the Company's network and systems, lines of business, potential acquisitions, and, depending upon market conditions, purchasing, refinancing or otherwise retiring certain of the Company's outstanding debt and/or equity securities in the open market or by other means to the extent permitted by its existing covenant restrictions.

                                       * * *

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED (NASDAQ: PRTL) IS A GLOBAL FACILITIES-BASED TOTAL SERVICE PROVIDER OFFERING BUNDLED DATA, INTERNET, DIGITAL SUBSCRIBER LINE (DSL), E-COMMERCE, WEB HOSTING, ENHANCED APPLICATION, VIRTUAL PRIVATE NETWORK (VPN), VOICE AND OTHER VALUE-ADDED SERVICES. THE COMPANY OWNS AND OPERATES AN EXTENSIVE GLOBAL BACKBONE NETWORK OF OWNED AND LEASED TRANSMISSION FACILITIES, INCLUDING OVER 300 IP POINTS-OF-PRESENCE (POPS) THROUGHOUT THE WORLD, OWNERSHIP INTERESTS IN OVER 23 UNDERSEA FIBER OPTIC CABLE SYSTEMS, 23 INTERNATIONAL GATEWAY AND DOMESTIC SWITCHES, A SATELLITE EARTH STATION AND A VARIETY OF OPERATING RELATIONSHIPS THAT ALLOW THE COMPANY TO DELIVER TRAFFIC WORLDWIDE. PRIMUS HAS BEEN EXPANDING ITS E-COMMERCE AND INTERNET CAPABILITIES WITH THE DEPLOYMENT OF A GLOBAL STATE-OF-THE-ART BROADBAND FIBER OPTIC ATM+IP NETWORK. FOUNDED IN 1994 AND BASED IN MCLEAN, VA, THE COMPANY SERVES CORPORATE, SMALL- AND MEDIUM-SIZED BUSINESS, RESIDENTIAL AND DATA, ISP AND TELECOMMUNICATION CARRIER CUSTOMERS PRIMARILY LOCATED IN THE NORTH AMERICA, EUROPE AND ASIA-PACIFIC REGIONS OF THE WORLD. NEWS AND INFORMATION ARE AVAILABLE AT THE COMPANY'S WEB SITE AT WWW.PRIMUSTEL.COM.

                                       ###

                            (FINANCIAL TABLES FOLLOW)

The statements in this release are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, are not strictly historical statements, and may differ materially from actual results. Forward looking statements include without limitation, those regarding management's plans, goals, expectations, guidance, objectives, strategy, and timing for future operations and products such as roll-out of our network or data centers, product plans and performance, predictions or expectations of future growth, management's assessment of market factors, the availability of financing and future financial performance. Among factors that could cause actual results to differ materially are changes in business conditions; changes in the telecommunications or Internet industry or the general economy or capital markets; DSL, Internet and telecom competition; changes in service offerings or business strategies; inability to lease space for data centers at commercially reasonable rates; difficulty in provisioning Voice over IP services; changes in the regulatory schemes and regulatory enforcement in the markets in which we operate; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; the possible inability to raise capital when needed, or at all; risks associated with PRIMUS's limited DSL, Internet and web-hosting experience and expertise, entry into developing markets, the possible inability to hire and/or retain qualified sales, technical and other personnel, particularly as we continue to attempt to grow our data-centric services, and managing rapid growth; and risks associated with international operations (including foreign currency translation risks); dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations; and dependence on the implementation and performance of PRIMUS's global ATM+IP communications network. These factors are discussed more fully in PRIMUS's public filings, including its most recent 10Q and 10K filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. PRIMUS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                  PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                    DECEMBER 31,                  DECEMBER 31,
                                            --------------------------    --------------------------
                                                2000           1999           2000           1999
                                            -----------    -----------    -----------    -----------

NET REVENUE                                 $   310,203    $   265,565    $ 1,199,422    $   832,739
COST OF REVENUE                                 222,564        192,381        861,181        624,599
                                            -----------    -----------    -----------    -----------

GROSS MARGIN                                     87,639         73,184        338,241        208,140
                                            -----------    -----------    -----------    -----------

OPERATING EXPENSES
   Selling, general and administrative           84,630         67,179        330,411        199,581
   Depreciation and amortization                 40,151         18,933        120,695         54,957
                                            -----------    -----------    -----------    -----------

      Total operating expenses                  124,781         86,112        451,106        254,538
                                            -----------    -----------    -----------    -----------

LOSS FROM OPERATIONS                            (37,142)       (12,928)      (112,865)       (46,398)

INTEREST EXPENSE                                (34,652)       (25,913)      (132,137)       (79,629)
INTEREST AND OTHER INCOME                         6,600          5,602         29,386         13,291
                                            -----------    -----------    -----------    -----------

LOSS BEFORE INCOME TAXES                        (65,194)       (33,239)      (215,616)      (112,736)
INCOME TAXES                                         --             --             --             --
                                            -----------    -----------    -----------    -----------
LOSS BEFORE EXTRAORDINARY ITEM                  (65,194)       (33,239)      (215,616)      (112,736)

GAIN ON EARLY EXTINGUISHMENT OF DEBT             40,952             --         40,952             --
                                            -----------    -----------    -----------    -----------

NET LOSS                                    $   (24,242)   $   (33,239)   $  (174,664)   $  (112,736)
                                            ===========    ===========    ===========    ===========

NET LOSS PER COMMON SHARE:
   Basic and diluted:
     Loss before extraordinary item         $     (1.61)   $     (0.93)   $     (5.43)   $     (3.72)
     Gain on early extinguishment of debt          1.01             --           1.03             --
                                            -----------    -----------    -----------    -----------
   Net loss                                 $     (0.60)   $     (0.93)   $     (4.40)   $     (3.72)
                                            ===========    ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                     40,512         35,706         39,691         30,323
                                            ===========    ===========    ===========    ===========
Other Data:
EBITDA                                      $     3,009    $     6,005    $     7,830    $     8,559
                                            ===========    ===========    ===========    ===========


                  PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                      CONDENSED CONSOLIDATED FINANCIAL DATA

                               BALANCE SHEET DATA
                                   (UNAUDITED)

                                DECEMBER 31, 2000
                                 (IN THOUSANDS)



Cash, cash equivalents, and marketable securities                $  399,125
Accounts receivable, net                                            228,329
Other current assets                                                 46,551
                                                                 ----------
              TOTAL CURRENT ASSETS                                  674,005

Property and equipment, net                                         466,704
Intangible assets                                                   559,551
Other assets                                                         48,444
                                                                 ----------
              TOTAL ASSETS                                       $1,748,704
                                                                 ==========

Accounts payable and accrued expenses                            $  343,189
Current portion of long-term obligations                             14,404
Accrued interest                                                     37,933
Other current liabilities                                            17,977
                                                                 ----------
              Total current liabilities                             413,503

Non current portion of long-term obligations                      1,242,049
Other liabilities                                                     8,331
                                                                 ----------
              TOTAL LIABILITIES                                   1,663,883

Stockholders' equity                                                 84,821
                                                                 ----------
              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $1,748,704
                                                                 ==========




                                                OPERATIONAL DATA
                                      (THREE MONTHS ENDED DECEMBER 31, 2000)
-------------------------------------------------------------------------------------------------------------------
                                                                            Minutes of Long-Distance Use ('000s)
                                                                  -------------------------------------------------
                  Region                       Net Revenue ($000s)         Total        International     Domestic
-------------------------------------------------------------------------------------------------------------------
North America                                            $142,604        1,062,770         507,625         555,145
Europe                                                     93,234          652,927         387,022         265,905
Asia-Pacific                                               74,365          208,008          47,983         160,025
                                                         ----------------------------------------------------------
Total                                                    $310,203        1,923,705         942,630         981,075
